UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 10, 2014

ASHFORD INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36400	46-5292553
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

    Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01- ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Investment Management Agreement
On December 10, 2014, Ashford Investment Management LLC, a Delaware limited liability company and indirect subsidiary of Ashford Inc. (“Manager”), entered into an Investment Management Agreement (the “Agreement”) with AHT SMA, LP, a Delaware limited partnership and a wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (“Client”). Pursuant to the Agreement, Client retained and appointed Manager as the investment manager of Client. The Agreement will govern the relationship between Client and Manager, as well as grant Manager certain rights, powers and duties to act on behalf of Client.
The material terms of the Agreement are summarized below, which summary is qualified in its entirety by the actual Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.
Management Services. Manager shall be responsible for the investment and reinvestment of those assets designated in writing by Client as subject to Manager’s management (the “Account”) in accordance with certain investment guidelines set forth therein. It is Manager’s policy to allocate investment opportunities fairly and equitably among the Account, AIM Real Estate Hedged Equity (U.S.) Fund, LP (the “Fund”) and funds substantially similar to the Fund, for which participation in the respective opportunity is considered appropriate, taking into account a variety of considerations.
Client has delegated to Manager all of its powers, duties and responsibilities with regard to the investment and reinvestment of the Account, and appointed Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions for the Account. Client shall, for so long as the Agreement is in effect, retain no rights to dispose or vote the securities in the Account. Unless otherwise mutually agreed, the Manager will not be compensated by the Client for its services under the Agreement.
Manager and its affiliates will continue to furnish investment management and advisory services to others, and Manager and such affiliates shall be at all times free, in its or their discretion, to make recommendations to others which may be the same as, or may be different from, those made for the Account. Upon request of Manager, Client will transfer to the AIM Real Estate Hedged Equity Master Fund, L.P. (“Master Fund”), cash or securities in an amount equal to the lesser of (i) the entirety of the assets held in the Account, (ii) an amount which is equal to 49% of the net asset value of the Master Fund, or (iii) the maximum such amount that Client determines in good faith it can contribute to the Master Fund without causing Client to be in violation of any of the real estate investment trust tax rules applicable to Client. In the case of any such transfer, Manager shall provide any reasonable assurance requested by Client necessary for Client and its advisors to determine that such transfer would not cause Client to be required to consolidate the activity of the Account in its financial statements.
Death, Disability or Departure. In the event of the death, disability or departure of Rob Hays or Monty Bennett from Manager, or the failure of either Rob Hays or Monty Bennett to perform his duties for Manager for a period of 90 consecutive days, Client will have the special opportunity to make withdrawals as of the end of each calendar month for a three-month period and in accordance with the withdrawal terms set forth in the Agreement.
Confidential Information. Any information received by either party to the Agreement relating to the Account, the Agreement or any other information related thereto (“Confidential Information”) shall be kept confidential by such party who receives such Confidential Information, shall not be used by such party to make investments outside of the Account, and shall not be disclosed to any other person without the prior written consent of each of the parties to the Agreement, other than pursuant to certain exceptions provided for in the Agreement.
Termination. Each of Manager or Client may terminate the Agreement at any time upon forty-five (45) days’ prior written notice to the other party. Notwithstanding the foregoing, Manager and Client may mutually terminate the Agreement at any time.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description
10.1	Investment Management Agreement, dated December 10, 2014, between AHT SMA, LP, a Delaware limited partnership, and Ashford Investment Management, LLC, a Delaware limited liability company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2014

ASHFORD INC.
By: /s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel